SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

COAST FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-50433	14-1858265
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 – 6th Avenue, Suite 300, Bradenton, Florida	34205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 752-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Entry into a Material Definitive Agreement.

On August 3, 2007, Coast Financial Holdings, Inc., a Florida corporation (the “Company”), Coast Bank of Florida, a Florida state-chartered bank and wholly-owned subsidiary of the Company (the “Bank”), and First Banks, Inc., a Missouri corporation (“First Banks”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) a to be formed wholly-owned subsidiary of First Banks (“Newco”) will be merged with and into the Company (the “Merger”) in accordance with the provisions of the Florida Business Corporation Act (the “FBCA”) and the separate corporate existence of Newco shall thereupon cease, and (ii) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”).

Under the terms of the Merger Agreement, at the effective time of the Merger (“Effective Time”), each outstanding share of the Company’s common stock (“Coast Stock”) will be converted into and will represent the right to receive an amount equal to $22,130,793.80 (“Aggregate Merger Payment”) divided by the number of shares of Coast Stock outstanding on the Determination Date (as defined in the Merger Agreement), or approximately $3.40 in cash, without interest thereon (the “Per Share Merger Price”). The Aggregate Merger Payment and, correspondingly, the Per Share Merger Price, may be adjusted if, on the Determination Date each of the following conditions exist:

•

the Company’s allowance for loan and lease losses plus its tangible equity is less than 75% of the Company’s non-performing loans and leases plus other real estate owned (such difference is referred to herein as the “Deficiency”), and

•	the Deficiency is greater than $1 million.

If each of the above conditions exists on the Determination Date, then the Aggregate Merger Payment will be reduced to the nearest $500,000 increment, upward or downward, to the full amount of the Deficiency and the Per Share Merger Price will be reduced accordingly.

The Board of Directors of the Company, upon the recommendation of a special committee of independent directors and receipt of a fairness opinion from The Kafafian Group, Inc., has determined that the Merger Agreement and the Merger are fair to, and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, and resolved to recommend adoption of the Merger Agreement by the Company’s stockholders. A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company will solicit stockholder approval of the Merger Agreement at a special meeting, subject to the filing of a definitive proxy statement with the Securities and Exchange Commission (the “Commission”). The Merger is expected to close in the fourth quarter of 2007.

Consummation of the Merger is subject to a number of conditions, including among others, the following: (i) approval of the Merger Agreement by the Company’s stockholders, (ii) receipt of all required governmental and regulatory approvals of the Merger and the merger of the Bank with and into First Bank (“First Bank”), a wholly-owned subsidiary of First Banks, (iii) there shall not have been certain additional adverse regulatory actions taken by banking regulators or other governmental agencies against the Company or the Bank, (iv) there shall not have been certain additional adverse legal proceedings commenced against the Company or the Bank, (v) the Company shall have satisfied certain financial requirements relating to the level of its adversely classified credits, and minimum levels of total assets, and (vi) the satisfaction of certain other customary closing conditions. For a more detailed description of the conditions to the closing of the Merger, please review the attached Merger Agreement filed herewith.

First Banks and First Bank also have provided loan commitments to the Company and the Bank, respectively (collectively, the “Lines of Credit”), to provide the funds necessary for the Company to continue operations and consummate the transactions contemplated by the Merger Agreement and to make available to the Bank an additional source of liquidity. The Merger Agreement also contains certain termination rights for both the Company and First Banks. The parties have the right to terminate the Merger Agreement if, among other things, definitive agreements for the Lines of Credit are not executed within ten business days after execution of the Merger Agreement or the amount of the Deficiency exceeds $10 million.

The Merger Agreement contains customary representations, warranties and covenants made by the Company, including, among other things, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Concurrently with the execution of the Merger Agreement, the Company and First Banks entered into a Stock Option Agreement (the “Stock Option Agreement”) pursuant to which the Company has granted First Banks an option (“Stock Option”) to purchase up to 1,295,303 shares of Coast Stock (representing approximately 19.9% of the currently outstanding shares of Coast Stock without giving effect to the exercise of all the currently existing outstanding options to purchase Coast Stock) at a price, subject to certain customary anti-dilution rights and adjustments, equal to the Per Share Merger Price (as adjusted in accordance with the above, except that such adjustment will determined as of the date of an Exercise Event (defined below)). The Stock Option was granted by the Company as an inducement and condition to First Banks’ willingness to enter into the Merger Agreement.

The Stock Option is exercisable, in whole or in part, only upon the occurrence of both a “Triggering Event” (as defined in the Stock Option Agreement) and an “Exercise Event” (as defined in the Stock Option Agreement) prior to termination of the Stock Option.

The Stock Option Agreement will expire upon the earlier of any of the following: (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement prior to the occurrence of a Triggering Event, or (iii) termination of the Merger Agreement due to the breach of, or a default under, the Merger Agreement by First Banks or its affiliates or the failure of First Banks or its affiliates to satisfy a condition to closing of the Merger Agreement, or (iv) termination of the Merger Agreement occurring after the occurrence of a Triggering Event if no Exercise Event has occurred within six months of the occurrence of the Triggering Event.

A Triggering Event, the occurrence of which serves as a condition precedent to the exercise of the Stock Option, occurs if: (i) any offer or proposal is made to the Company or the Bank by any person other than First Banks or an affiliate of First Banks, without having received First Banks’ prior written consent, to enter into any transaction or series of transactions that generally would constitute an Acquisition Proposal (as defined in the Merger Agreement); (ii) any acquisition is made by any person (excluding officers and directors of the Company or its subsidiaries) other than First Banks, any affiliate of First Banks, or any Company subsidiary acting in a fiduciary capacity, of beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Coast Stock; (iii) any recommendation is made by the Board of Directors of the Company that the Company’s stockholders approve or accept any Acquisition Proposal other than as contemplated by the Merger Agreement, or any withdrawal is made by the Board of Directors of the Company of its recommendation or any failure to recommend that the stockholders of the Company approve the Merger Agreement and the Merger; or (iv) a filing of any application or notice is made with the Federal Deposit Insurance Corporation or other federal or state bank regulatory authority by any person other than First Banks or an affiliate of First Banks, other than in connection with a transaction to which First Banks has given its prior written consent, which application or notice has been accepted for processing, for approval to engage in an Acquisition Proposal.

An Acquisition Proposal includes any proposal or offer relating to any transaction or series of related transactions (other than the Merger) involving any (A) acquisition or purchase from the Company by any person or group of more than a 25% interest in the total outstanding voting securities of the Company or any subsidiary, or (B) exchange or tender offer involving the Company which, if consummated, would result in any person beneficially owning 25% or more of any class of outstanding voting securities of the Company, or (C) merger, consolidation, business combination or similar transaction involving the Company, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of the Company, or (E) any dissolution or liquidation of the Company, or (F) any other transaction similar to the foregoing.

Notwithstanding the occurrence of a Triggering Event, the Stock Option will become exercisable thereafter only if an Exercise Event has occurred prior to the termination of the Stock Option. An Exercise Event generally includes an acquisition by a third party of 50% or more of the outstanding Coast Stock or the consummation of an Acquisition Proposal, except that the percentage referred to above shall be 50%.

As more fully set forth in the Stock Option Agreement, First Banks has the right under specified circumstances to require the Company to repurchase the Stock Option or such Coast Stock. In addition, the Stock Option Agreement provides the holders of the Stock Option with certain rights to require the Company to register the Coast Stock acquired by or issuable upon the exercise of the Stock Option under the Securities Act of 1933, as amended.

The foregoing is a summary description of the Stock Option Agreement and does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Option Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 3, 2007, the Company and First Banks issued a joint press release to announce the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, the Bank, First Bank or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company and the Bank, on the one hand, and by First Banks, on the other hand, that were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The confidential disclosures contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. While the Company does not believe that the confidential disclosures contain information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the confidential disclosures contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Bank, First Bank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

In connection with the proposed transaction, a proxy statement and other materials will be filed with the Commission. THE COMPANY’S STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Once filed, investors and stockholders will be able to obtain a free copy of the proxy statement and other relevant documents filed by the Company with the Commission at the Commission’s website located at www.sec.gov. In addition, investors and stockholders will be able to obtain (when available) the proxy statement and other relevant documents from the Company by contacting Coast Financial Holdings, Inc, 1301 - 6th Avenue, Suite 300, Bradenton, Florida 34205 Attention: Justin D. Locke, Secretary (941) 752-5900 or by visiting the Company’s website at www.coastbankflorida.com.

The Company has not yet commenced any solicitation of proxies of the security holders of the Company. However, once a solicitation commences, the directors, executive officers, and certain other members of management of the Company may be soliciting proxies in favor of the transaction from the Company’s stockholders. For information regarding these directors, executive officers, and other members of management, please refer to the Company’s Annual Report on Form 10-K/A filed on May 1, 2007, which is available at the Company’s website and on the Commission’s website, and at the address provided in the preceding paragraph.

Item 8.01	Other Events.

On August 3, 2007, Anne V. Lee, Acting President and Chief Executive Officer of the Company and the Bank, distributed to the employees of the Bank an Employee Q & A relating to the Merger. A copy of the Employee Q & A is attached as Exhibit 99.2 and is incorporated herein by reference.

On August 3, 2007, the Bank commenced the distribution of a letter to customers of the Bank with respect to the Merger. A copy of the letter is attached as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 3, 2007, by and among Coast Financial Holdings, Inc., Coast Bank of Florida, and First Banks, Inc.

10.1	Stock Option Agreement, dated August 3, 2007.

99.1	Press Release dated August 3, 2007 announcing execution of the Merger Agreement.

99.2	Employee Q & A distributed on or about August 3, 2007 to employees of the Bank regarding the Merger.

99.3	Letter dated August 3, 2007, distributed to customers of the Bank regarding the Merger.

[Rest of Page Intentionally Blank. Signature on following Page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COAST FINANCIAL HOLDINGS, INC.

Date: August 3, 2007	By:	/s/ Anne V. Lee
Anne V. Lee
Acting President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 3, 2007, by and among Coast Financial Holdings, Inc., Coast Bank of Florida, and First Banks, Inc.

10.1	Stock Option Agreement, dated August 3, 2007.

99.1	Press Release dated August 3, 2007 announcing execution of the Merger Agreement.

99.2	Employee Q & A distributed on or about August 3, 2007 to employees of the Bank regarding the Merger.

99.3	Letter dated August 3, 2007, distributed to customers of the Bank regarding the Merger.